UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 13, 2005
(Date of earliest event reported)

Inland Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)

Maryland	000-30413	6-42466553
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -

Registrant’s Business and Operations

Item 1.01

Entry into a Material Definitive Agreement.

On May 13, 2005, Inland Retail Real Estate Trust, Inc. (the “Company”) entered into a joint venture arrangement with Special Account-U L.P., an affiliate of Henderson Global Investors (North America) Inc., an advisor to an institutional investor. Under the joint venture arrangement, the institutional investor will contribute 80% of the equity and the Company will contribute 20% of the equity to a newly formed company, Inland-SAU Retail Fund, L.L.C.  Funds contributed to the joint venture will be used primarily to acquire properties located east of the Mississippi River that satisfy certain parameters (unless waived by the parties), including the Company’s current acquisition underwriting guidelines.  The limited liability company agreement of Inland-SAU Retail Fund, L.L.C., the joint venture entity, is attached to this Form 8-K as Exhibit 99.1 and is incorporated into this filing in its entirety.  Under the agreement, the Company is entitled to earn various fees for acquisition, asset management, and property management, which the Company believes are at market rates.  If the Company intends to acquire properties that meet the investment criteria outlined in the limited liability company agreement, the Company must first offer the opportunity to acquire such properties to the joint venture entity before acquiring the properties itself. The agreement also allows for either of the joint venture partners to offer to buy out the other partner’s interests in the joint venture after the second anniversary date of the agreement.  The Company can exercise an option, anytime prior to the second anniversary date of the agreement, to offer to buy out the joint venture partner’s interest if the joint venture is unable to reach unanimous agreement as to any major decisions, including decisions regarding acquisition of properties by the joint venture.

On May 13, 2005, the Company's Board of Directors appointed Thomas P. McGuinness as its Chief Operating Officer pursuant to an oral agreement which is described more fully in Item 5.02 below, which description is incorporated into this Item 1.01 in its entirety.

Section 5 -

Corporate Governance and Management

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 13, 2005, the Company's Board of Directors appointed Thomas P. McGuinness as its Chief Operating Officer, a position that was previously held by Barry L. Lazarus, the Company’s President and Chief Executive Officer.

Mr. McGuinness, who is 49, joined The Inland Group, Inc. organization in property management in 1982 and became President of Mid-America Management Corporation, a property management company within the Inland organization, in July 1990 and Chairman in 2001.  He is also President of Inland Property Management, Inc., as well as a Director of Inland Commercial Property Management, both property management companies are within the Inland organization.  He is President and a Manager of Inland HOLDCO Management LLC, a holding company for the three property managers of Inland Western Retail Real Estate Trust, Inc.  He is also President and a Manager of Inland US Management LLC, Inland Pacific Properties Services LLC and Inland Southwest Management LLC, the three property managers of Inland Western Retail Real Estate Trust, Inc.

Mr. McGuinness is a licensed real estate broker.  He is past president of the Chicagoland Apartment Association and past regional vice president of the National Apartment Association.  He is currently on the board of directors of the Apartment Building Owners and Managers Association, and is a

trustee with the Service Employees’ Local No. 1 Health and Welfare Fund, as well as the Pension Fund, and holds CLS and CSM accreditations from the International Council of Shopping Centers.

The Company has an oral employment agreement with Mr. McGuinness under which he agrees to serve as the Company’s Chief Operating Officer.  Mr. McGuinness will provide ten to fifteen hours of service to the Company per week, plus additional time as required by the Company, in exchange for an annual salary of $50,000.

On December 29, 2004, and pursuant to an agreement and plan of merger entered into on September 10, 2004, the Company acquired, by merger, four entities affiliated with its former sponsor, Inland Real Estate Investment Corporation, which entities provided business management, advisory and property management services to the Company.

In connection with the closing of the merger transaction, the Company entered into separate consulting agreements with four individuals, one of which was Mr. McGuinness, pursuant to which these individuals provide certain strategic and operational assistance for the Company’s benefit, including guidance as to prospective investment, financing, acquisition, disposition, development, leasing, property management, joint venture and other real estate opportunities. The consultants, including Mr. McGuinness, will not receive direct compensation for their services, but the Company will reimburse their expenses in fulfilling their duties under the agreements and, if consulting services are provided in connection with the listing of the Company’s shares on a national exchange, a fee agreed to by the Company and the consultant will be paid in connection therewith.  Mr. McGuiness is a former officer and/or director of one or more of the companies the Company acquired in the merger transaction, and is a shareholder of the Company.  As a shareholder of one or more of the companies the Company acquired in the merger transaction, Mr. McGuinness received shares of the Company’s common stock in connection with the closing of the merger transaction.  Mr. McGuinness currently holds a total of 122,017.8477 shares of the Company's common stock.  As Mr. McGuinness continues to provide services for certain affiliates of The Inland Group, and the Company did not hire him on a full time basis, the Company may have to compete for his time and attention.

Section 9.01 -

Financial Statements and Exhibits

Item 9.01(c)

Financial Statements and Exhibits.

Exhibit No.

Description

99.1

Limited Liability Company Agreement of Inland-SAU Retail Fund, L.L.C., dated as of May 13, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Barry L. Lazarus
Name:	Barry L. Lazarus
Title:	President and Chief Executive Officer
Date:	May 17, 2005

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